Exhibit 99.1

CONTACT:

FTI CONSULTING

Leigh Parrish/Daniel Haykin

212-850-5600

KID BRANDS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2013 RESULTS

East Rutherford, N.J. — April 15, 2014 — Kid Brands, Inc. (OTCQB: KIDB) today reported financial results for the three months and full year ended December 31, 2013 (“Q4 2013” and “FY 2013,” respectively).

Summary Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2013	2012	2013	2012
Net sales	$45.9	$57.9	$188.2	$229.5
Net loss	$(15.0)	$(3.9)	$(28.8)	$(54.1)
Net loss per diluted share	$(0.68)	$(0.18)	$(1.31)	$(2.48)
Adjusted net (loss)/income*	$(4.5)	$(0.7)	$(7.0)	$0.6
Adjusted net (loss)/income per diluted share*	$(0.20)	$(0.03)	$(0.32)	$0.03

*	“Adjusted net (loss)/income” and “Adjusted net (loss)/income per diluted share” for each of Q4 2013, the three month period ended December 31, 2012 (“Q4 2012”), FY 2013, and the full year ended December 31, 2012 (“FY 2012”) are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Raphael Benaroya, President and CEO, commented, “While 2013 was a difficult year for Kid Brands, we continue to take measures to improve the performance of the Company both operationally and financially. To that end, we continue our efforts to address the pending matters with U.S. Customs, the U.S. Attorney’s Office and the Consumer Products Safety Commission. We believe resolution of these matters may contribute to our ability to improve our liquidity. Second, under the direction of the Board of Directors, we have begun to explore a broad range of strategic and financing alternatives. This effort is supported by our advisors, East Wind Advisors and Oppenheimer & Co., Inc. Third, we are re-evaluating our product and brand profitability as well as, again, our expense structure to help identify further opportunities to focus the business on its strengths with the “right” corresponding size. Fourth, we are continuing our effort to broaden our distribution reach to additional channels with a key focus on E-commerce, where operational support, such as drop ship capabilities, is in full progress. Finally, we continue to make progress on our operational initiatives.

“Mr. Benaroya continued, “We have made measurable progress in enhancing product development and innovation over the last few months. We will continue to make these efforts a priority, although sales are expected to be somewhat constrained near-term as we work to improve our liquidity. We strongly believe Kid Brands, with its robust portfolio of products and brands, has built a consumer and customer franchise that speaks to a truly compelling long-term opportunity.”

Ms. Kerry Carr, Executive Vice President, Chief Operating Officer and Chief Financial Officer stated, “At the same time that we are focusing on our exploration of strategic and financing alternatives, and other matters, we continue to make progress on our operational and cost initiatives. In particular, we began the implementation of our 3PL initiative with the transition of two of our three business units to-date; we have completed the consolidation of our corporate and LaJobi finance back office, we have continued our negotiation of company-wide service agreements, and we have maintained our focus on capturing additional cost reduction opportunities. In addition, a number of other initiatives are underway to consolidate additional back office functions and further reduce product costs.”

The Company’s audited financial statements for the year ended December 31, 2013 disclose that there is substantial doubt about the Company’s ability to continue as a going concern. Additional information concerning this subject and the Company’s business, financial condition and results of operations is included in the Company’s Annual Report on From 10-K for the year ended December 31, 2013 (the “2013 10-K”), which has been filed with the Securities and Exchange Commission.

Fourth Quarter 2013 Results

Net sales for Q4 2013 decreased 20.6% to $45.9 million, compared to $57.9 million for Q4 2012. This decrease was primarily the result of sales declines of 23.4% at Kids Line, 34.2% at LaJobi and 47.7% at CoCaLo. These declines were partially offset by an increase in sales of 15.2% at Sassy. The sales declines at CoCaLo, LaJobi and Kids Line are due to significantly lower sales volume at certain large customers. The sales decreases at CoCaLo and Kids Line also reflect the discontinuance of underperforming products and licenses, higher close-out sales in the fourth quarter of 2012, and lower international sales, resulting in part, from the closure of the Company’s UK operations at the end of 2012, which collectively accounted for 30% of the sales decline versus the prior year period.

Gross profit for Q4 2013 was $4.3 million, or 9.3% of net sales, as compared to gross profit of $13.8 million, or 23.8% of net sales for Q4 2012. Gross profit decreased in absolute terms and as a percentage of net sales primarily as a result of an aggregate $5.0 million non-cash impairment charge related to certain of the Company’s indefinite-lived intangible assets, lower sales and higher inventory reserves. These decreases were partially offset by lower product costs, and lower royalty expense.

Selling, general and administrative (“SG&A”) expense was $17.9 million, or 39.0% of net sales, for Q4 2013, as compared to $14.2 million, or 24.5% of net sales, for Q4 2012. SG&A increased as a percentage of sales primarily due to lower sales volume, and in absolute terms, primarily as a result of expenses paid or accrued which are related to the Company’s new third-party logistics agreement with NFI, a settlement proposal accrual, higher professional and legal fees and other increases of smaller magnitude. These increases were offset, in part, by reductions in headcount.

Other expense was $1.6 million for Q4 2013 as compared to $2.5 million for Q4 2012. This improvement of approximately $0.9 million is primarily a result of a decrease in the write off of unamortized deferred financing costs in Q4 2013 versus Q4 2012.

The income tax benefit for Q4 2013 was $(0.3) million on a loss before income tax benefit of $(15.3) million. The income tax expense for Q4 2012 was $1.0 million on a loss before income tax expense of $(2.9) million.

Net loss for Q4 2013 was $15.0 million, or $(0.68) per diluted share, as compared to a net loss of $3.9 million, or $(0.18) per diluted share, for Q4 2012. Non-GAAP adjusted net loss for Q4 2013 was $4.5 million, or $(0.20) per diluted share, as compared to non-GAAP adjusted net loss of $0.7 million, or $(0.03) per diluted share, for Q4 2012.

These non-GAAP measures are described in “Non-GAAP Information” below, and are reconciled to the most directly-comparable GAAP measures in the reconciliation table at the end of this press release.

Full Year 2013 Results

Net sales for FY 2013 decreased 18.0% to $188.2 million, compared to $229.5 million for FY 2012. This decrease was primarily the result of sales declines of 27.4% at Kids Line, 24.5% at LaJobi and 31.9% at CoCaLo, in each case due to lower sales volume at certain large customers. These declines were partially offset by an increase in sales of 18.7% at Sassy for FY 2013 as compared to the prior year, due to continued new product acceptance. The sales decreases at CoCaLo and Kids Line also reflect the discontinuance of underperforming products and licenses, higher closeout sales in FY 2012, as well as lower international sales from the Company’s foreign subsidiaries, resulting in part, from the closure of the Company’s UK operations at the end of 2012, which collectively accounted for 40% of the sales decline versus the prior year.

Gross profit was $36.6 million or 19.4% of net sales for FY 2013, as compared to $57.8 million, or 25.2% of net sales for FY 2012. Gross profit decreased in absolute terms, and as a percentage of net sales, primarily as a result of lower sales, an aggregate $9.2 million of non-cash impairment charges related to certain of the Company’s intangible assets, as well as increased sales allowances, and changes in product mix (including increased sales of licensed products in 2013 compared to 2012, resulting in higher royalties). These decreases were partially offset by lower product costs and decreases in inventory reserves related to underperforming product lines.

Selling, general and administrative (“SG&A”) expense was $61.2 million, or 32.5% of net sales, for FY 2013, compared to $56.9 million, or 24.8% of net sales, for FY 2012. SG&A expense increased as a percentage of sales primarily due to lower sales volume, and in absolute terms, primarily as a result of increased legal fees and settlement proposal accruals, expenses paid or accrued in connection with our third party logistics services consolidation plan, non-cash impairment costs related to the sale in November 2013 of real property owned by Sassy, increased recruiting fees, increased bonus accruals, other professional fees, increased stock-based compensation expense, and other increases of smaller magnitude. These increases were partially offset by decreased personnel costs related to reductions in headcount, lower shipping, storage and warehousing costs, decreased sales commissions and decreased product development costs.

Other expense was $4.2 million for FY 2013, as compared to $6.2 million for FY 2012. This decrease of approximately $2.0 million was primarily due to a gain on the sale of certain intellectual property in the second quarter of 2013, and a decrease in the write off of deferred financing costs for FY 2013 compared to FY 2012.

The income tax benefit for FY 2013 was $(0.07) million on loss before income tax benefit of $(28.9) million. The income tax expense for FY 2012 was $48.8 million on a loss before income tax expense of $(5.3) million.

Net loss for FY 2013 was $28.8 million, or $(1.31) per diluted share, as compared to a net loss of $54.1 million, or $(2.48) per diluted share, for FY 2012. Non-GAAP adjusted net loss for FY 2013 was $7.0 million, or $(0.32) per diluted share, as compared to non-GAAP adjusted net income of $0.6 million, or $0.03 per diluted share, for FY 2012.

These non-GAAP measures are described in “Non-GAAP Information” below, and are reconciled to the most directly-comparable GAAP measures in the reconciliation table at the end of this press release.

The Company does not plan to hold a conference call to discuss its financial results for Q4 2013. As previously stated, additional information about the Company’s business, financial condition and results of operations is included in the Company’s 2013 10-K, which has been filed with the Securities and Exchange Commission.

Non-GAAP Information

In this press release, certain financial measures for each of Q4 2013, FY 2013, Q4 2012 and FY 2012 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net (loss)/income” and “Adjusted net (loss)/income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net (loss)/income is defined as the reported net (loss)/income, plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax (loss)/income. The specific adjustments to reported net loss to derive non-GAAP adjusted net (loss)/income and non-GAAP adjusted net (loss)/income per diluted share for each of Q4 2013, FY 2013, Q4 2012 and FY 2012 are detailed in the reconciliation table at the end of this press release.

In addition, adjusted net income per diluted share for FY 2012 includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock options and stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position for such period, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for FY 2012, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this press release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are deemed not to be reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. Consistent with this approach (and as described in the reconciliation table at the end of this press release), for FY 2013, as one of the adjustments to reported net (loss) to determine non-GAAP adjusted net (loss) and non-GAAP adjusted net (loss) per diluted share, management has excluded the impact of non-cash stock-based compensation expense pertaining to an inducement award of 250,000 stock options granted to our President and Chief Executive Officer in connection with his appointment, which unlike typical inducement and other equity awards made by the Company, vested in full upon grant. Management believes that excluding the impact of the expense pertaining to this particular grant will help it (and its investors) to compare current period operating expenses against the operating expenses for prior periods. As a result, the non-GAAP financial measures presented in this press release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc.; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent filings with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$45,938	$57,879	$188,155	$229,486
Cost of sales	41,666	44,096	151,597	171,697

Gross profit	4,272	13,783	36,558	57,789
Selling, general and administrative expenses	17,913	14,178	61,227	56,912

Operating (loss) / income	(13,641)	(395)	(24,669)	877
Other (expense) income:
Interest expense, including amortization and write-off of deferred financing costs	(1,645)	(2,494)	(5,585)	(6,352)
Interest and investment income	3	2	7	12
Gain on sale of intangibles	—	—	1,196	—
Other, net	(7)	(18)	149	177

	(1,649)	(2,510)	(4,233)	(6,163)

Loss from operations before income tax benefit	(15,290)	(2,905)	(28,902)	(5,286)
Income tax (benefit) provision	(340)	1,039	(72)	48,814

Net loss	$(14,950)	$(3,944)	$(28,830)	$(54,100)

Basic loss per share:	$(0.68)	$(0.18)	$(1.31)	$(2.48)

Diluted loss per share:	$(0.68)	$(0.18)	$(1.31)	$(2.48)

Weighted average shares:
Basic	22,085,000	21,840,000	21,940,000	21,829,000

Diluted	22,085,000	21,840,000	21,940,000	21,829,000

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

	December 31,	December 31,
	2013	2012
Cash and cash equivalents	$174	$318
Restricted cash	1,986	2,654
Accounts receivable, net	33,614	42,079
Inventories, net	41,185	39,953
Other current assets	4,357	3,722
Long-term assets	38,940	52,168

Total assets	$120,256	$140,894

Short-term debt	$53,077	$57,527
Other current liabilities	56,257	45,084
Long-term liabilities	1,682	1,421

Total liabilities	111,016	104,032

Shareholders’ equity	9,240	36,862

Total liabilities and shareholders’ equity	$120,256	$140,894

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
To arrive at Adjusted net (loss)/ income and Adjusted net (loss)/ income per diluted share:
Net loss, as reported	$(14,950)	$(3,944)	$(28,830)	$(54,100)

Less: tax provision	(340)	1,039	(72)	48,814

Loss from operations before income tax	(15,290)	(2,905)	(28,902)	(5,286)
Add: Customs Compliance Costs (included in SG&A)(1)	572	288	2,240	2,092
Add: Customs duty/interest accrual
(included in cost of sales)(2)		—		(380)
(included in interest expense)(3)	72	73	295	236
Add: Voluntary product recall costs	—	111	—	670
Add: 2013 Bank Amendment fees (included in interest expense)(4)	—	—	220	—
Add: Financing Write-off(5)	423	1,361	423	2,844
Add: Severance Costs and Restructuring charges	217	—	885	752
Add: 3PL Severance and Restructuring	1,022	—	1,138	—
Add: Inducement Equity Compensation(6)	—	—	205	—
Add: Australia Distributor Dispute (Inventory Reserve included in cost of sales)(7)	—	—	258	—
Add: Settlement Payment and Settlement Proposal Accruals (8)	650	—	1,737	—
Add: Building Impairment-Sassy	—	—	766	—
Add: Impairment of Intangibles – LaJobi, Kids Line & CoCaLo trade names; Kokopax trade name and customer list(9)	5,038	—	9,224	—
Less: Tax impact of above items (using assumed 39% effective rate)	2,845	418	4,489	(362)

Adjusted net (loss) / income	$(4,451)	$(654)	$(7,022)	$566

Adjusted net (loss) / income per diluted share	$(0.20)	$(0.03)	$(0.32)	0.03

Weighted-average diluted shares outstanding, as reported(10)	22,085,000	21,840,000	21,940,000	21,829,000
Weighted-average diluted shares outstanding, as adjusted(10)	22,085,000	21,840,000	21,940,000	21,838,000

(1)	Represents professional fees incurred in connection with previously-disclosed U.S. Customs matters, as well as related litigation and other costs.
(2)	Represents a reduction in the aggregate accrual for Customs duties as a result of the completion of the Company’s prior disclosures and settlement submissions to U.S. Customs for all business units in the third quarter of 2012.
(3)	Represents accrued interest relating to aggregate anticipated anti-dumping duty and Customs duty charges.
(4)	Bank amendments fees paid by the Company are described in the 2013 10-K.
(5)	For Q4 2013 and FY 2013, represents the amount of write-off of unamortized deferred financing cost as a result of the voluntary reduction in the aggregate revolving commitments under the Company’s current credit agreement in Q4 2013. For 2012, represents the amount of the write-off of unamortized deferred financing costs incurred under a previous credit facility in each of the third and fourth quarters of 2012, as a result of credit agreement refinancings, and in the second quarter of 2012, as a result of the voluntary reduction in the aggregate revolving commitments under such prior credit facility.
(6)	Represents non-cash stock-based compensation expense pertaining to an immediately-vested inducement award of 250,000 stock options granted to the Company’s President and Chief Executive Officer in connection with his appointment.
(7)	Represents inventory reserves taken with respect to obsolete inventory returned in connection with the settlement of a previously-disclosed legal dispute with Sassy’s Australian distributor (the “Australia Settlement”), described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (the “Q3 2013 10-Q”).
(8)	Represents amounts paid in connection with the Australia Settlement (described in the Q3 2013 10-Q), as well as amounts accrued in connection with proposed settlements of a Wages and Hours litigation and a CPSC investigation (described in the 2013 10-K).
(9)	With respect to Q4 2013, represents an impairment of the LaJobi, Kids Line and CoCaLo trade names in the amount of $1.8 million, $2.0 million and $1.3 million, respectively, recorded in Q4 2013. FY 2013 also includes an impairment of the LaJobi trade name in the amount of $4.0 million, and an aggregate $0.2 million impairment of the Kokopax trade name and customer lists. All such impairments are described in our 2013 10-K.
(10)	For FY 2012, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock options and stock appreciation rights because the inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for the FY 2012, however, such shares were included.